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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.  Name and Address of Reporting Person*

        CROOK                        NEIL                            A.M.
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        (Last)                      (First)                        (Middle)

                               UL CYBERNETYKI 17
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                                   (Street)

        WARSAW                      POLAND                           02-677
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        (City)                      (State)                           (Zip)


CENTRAL EUROPEAN DISTRIBUTION CORP. (CEDC)
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2.  Issuer Name and Ticker or Trading Symbol


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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.  Statement for Month/Year


          06/01
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5.  If Amendment, Date of Original (Month/Year)


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6.  Relationship of Reporting Person to Issuer
    (Check all applicable)


    [_]  Director                                 [_]  10% Owner
    [X]  Officer (give title below)               [_]  Other (specify below)


CHIEF FINANCIAL OFFICER
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7.  Individual or Joint/Group Filing (Check Applicable Line)

    [X]  Form filed by One Reporting Person
    [_]  Form filed by More than One Reporting Person

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================================================================================
          Table I--Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

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1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)      ----------------------------      Owned at             Direct        Bene-
                         Day/       ----------                                        End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
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
CEDC Common stock                                               A                        15,000             D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Central European
  Distribution Corporation
  Common Stock                     $ 4.00              4/23/01                   A                                 5,000
-----------------------------------------------------------------------------------------------------------------------------


 TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Beneficial        (Instr. 3 and 4)             Deriv-      ative            Form of       of In-
                                 Expiration                                     ative       Secur-           Derivative    direct
                                 Date                                           Secur-      ities            Security      Bene-
                                 (Month/Day/                                    ity         Bene-            Direct (D)    ficial
                                 Year)                                          (Instr.     ficially         or Indirect   Owner-
                                                                                5)          Owned            (I)           ship
                               --------------------------------------------                 at End of        (Instr. 4)    (Instr.
                               Date     Expira-              Amount or                      Month                           4)
                               Exer-    tion         Title   Number of                      (Instr. 4)
                               cisable  Date                 Shares
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
                                                 Common
                              4/23/02   4/23/11  Stock       5,000                           20,000       (D)
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

                           (Print or Type Responses)

                                                                          (Over)

(Form 4-07/98)

Explanation of Responses:

**   Intentional misstatements or omissions of facts constitute Federal Criminal
Violation.

            /s/ NEIL A.M. CROOK                06/10/01
          -------------------------------  -----------------
          **Signature of Reporting Person        Date

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

                                  Page 2 of 3